CONSENT FOF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




National Medical Health Card Systems, Inc.
Port Washington, New York

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated September 2, 1998, except for Note 12 which is as of __________, relating to the financial statements of National Medical Health Card Systems, Inc., which is contained in that Prospectus, and of our report dated September 2, 1999, relating to the schedule, which is contained in Part II of the Registration Statement.

We also consent to the reference to us under the caption "Experts" in the Prospectus.


/s/ BDO Seidman, LLP

BDO SEIDMAN, LLP



Melville, New York
February 11, 1999